Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Rambus Delaware LLC
Rambus Deutschland GmbH (Germany)
Rambus International Ltd.
Rambus K.K. (Japan)
Rambus Ltd. (Grand Cayman Islands, BWI)
Rambus Chip Technologies (India) Private Limited
Rambus Korea, Inc. (Korea)
Rambus France
Cryptography Research, Inc.
Unity Semiconductor Corporation
Kamiyacho IP Holdings
Mozaik Multimedia, Inc.